                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

     THIS AMENDMENT is made as of the 8th day of October, 1996 between SUPER FOOD SERVICES, a Delaware corporation (the "COMPANY"), and JACK TWYMAN ("EXECUTIVE"), under the following circumstances:

          A. The Company employed Executive as its Chairman of the Board and Chief Executive Officer pursuant to an Employment Agreement dated December 8, 1976, as amended by an Amendment to Employment Agreement dated as of March 31, 1981 (as amended, the "EMPLOYMENT AGREEMENT"). By letter dated January 31, 1990, the Company elected to terminate the Employment Agreement, effective March 2, 1999 (the "SCHEDULED RETIREMENT DATE").

          B. The Company has entered into an Agreement and Plan of Merger with NASH FINCH COMPANY ("PARENT") and NFC ACQUISITION COMPANY ("ACQUISITION COMPANY") dated as of October 8, 1996 (as amended from time to time, the "MERGER AGREEMENT") pursuant to which (i) the Acquisition Company will make an offer (as amended or modified from time to time, the "OFFER") to purchase for cash any and all issued and outstanding Common Stock, par value $1.00 per share, of the Company, and (ii) following completion of the Offer, the Acquisition Company will be merged into the Company and the Company will become a wholly-owned subsidiary of Parent (the "MERGER").

          C. Following the Merger, Executive will be required to relinquish his position as Chairman of the Board and Chief Executive Officer of the Company which, under the terms of the Employment Agreement, will entitle him to terminate the Employment Agreement and continue to receive his "base salary" and certain benefits payable thereunder through the Scheduled Retirement Date.

          D. The Company is willing to pay the entire amount of the base salary otherwise payable to Executive under the Employment Agreement through the Scheduled Retirement Date in a lump sum upon completion of the Offer in consideration for the waiver by Executive of the right to receive certain benefits otherwise payable by the Company to Executive under the Employment Agreement during such period.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. PAYMENT OF BASE SALARY; TERMINATION OF THE EMPLOYMENT AGREEMENT. Effective upon the date that the Acquisition Company purchases any Common Stock pursuant to the Offer or, if no Common Stock is purchased pursuant to the Offer prior to the Merger, the date that the Merger is completed (such effective date being referred to as the "PAYMENT DATE"), the Company shall pay to Executive the sum of: (i) the amount of all unpaid salary and benefits accrued under the Employment Agreement through the Payment Date not previously paid, and (ii) an amount equal to his full current base salary for the period from the Payment Date through the Scheduled Retirement Date, determined without discount. Upon such payment, the Employment Agreement shall terminate with no further obligation or liability of either party thereunder.

     2. PRESERVATION OF CERTAIN BENEFITS. Notwithstanding anything herein to the contrary, nothing in this Amendment shall affect: (i) any benefit to which Executive's right was vested as of the Payment Date under any plan maintained by the Company including, without limitation, benefits payable under any pension plan, supplemental pension plan, health or welfare plan or stock option or stock purchase plan, or (ii) any right of Executive to receive health insurance benefits through age 65 under the terms of the health plan for retirees maintained by the Company as of the date of this Amendment.

     3. TERMINATION. In the event that the Merger Agreement is terminated for any reason prior to the Payment Date, this Amendment thereupon shall terminate and be of no further force or effect.

     4. AMENDMENT; WAIVER. No modification, amendment or waiver of any provision hereof shall be valid and binding unless it is in writing and signed by both of the parties hereto. A waiver of any provision hereof shall be effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver of such right or power.

     5. ASSIGNMENT. No party to this Agreement shall have the right to assign its rights or obligations under this Agreement except that the Company shall assign all of its rights to, and this Amendment shall be binding on, any assignee of all or substantially all of the assets of the Company or any other successor to the Company by merger or operation of law.

     6. GOVERNING LAW. This Amendment shall be governed by, and the legal relations among the parties shall be construed in accordance with, the laws of the State of Ohio as applied to agreements executed and performed entirely within the State of Ohio.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

                                        "The Company"

                                        SUPER FOOD SERVICES, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        "Executive:


                                        ----------------------------------------
                                        JACK TWYMAN


                                       3